Ex 99.1

Contact:	Chris Papa Post Properties, Inc. (404) 846-5028

Post Properties Announces First Quarter 2011 Earnings

and Development of Post Midtown Square® - Phase III in Houston, Texas

Investor/Analyst Conference Call Scheduled for May 3, 2011 at 10:00 a.m. EST

ATLANTA, May 2, 2011 – Post Properties, Inc. (NYSE: PPS) announced today a net loss attributable to common shareholders of $0.4 million, or a loss of $0.01 per diluted share, for the first quarter of 2011, compared to a net loss attributable to common shareholders of $3.1 million, or a loss of $0.06 per diluted share, for the first quarter of 2010.

The Company’s net loss attributable to common shareholders for the first quarter of 2011 included $1.8 million of costs associated with the Company’s redemption of its Series B preferred stock, discussed further below.

Funds From Operations

The Company uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of Funds from Operations (“FFO”) as an operating measure of the Company’s financial performance. A reconciliation of FFO to GAAP net income is included in the financial data (Table 1) accompanying this press release.

FFO for the first quarter of 2011 was $18.3 million, or $0.37 per diluted share, compared to $15.0 million, or $0.31 per diluted share, for the first quarter of 2010.

The Company’s reported FFO for the first quarter of 2011 included a charge related to the redemption of the Company’s Series B preferred stock of $1.8 million, or $0.035 per diluted share.

Said Dave Stockert, CEO and President of Post, “Our business continued to strengthen steadily in the first quarter. Year-over-year growth in average rents, occupancy and net operating income contributed to solid funds from operations. These results reflect favorable supply and demand conditions for apartments against a backdrop of gradually improving economic conditions.”

Mature (Same Store) Community Data

Average economic occupancy at the Company’s 46 mature (same store) communities, containing 16,688 apartment units, was 95.3% and 95.0% for the first quarter of 2011 and 2010, respectively.

Total revenues for the mature communities increased 3.6% and total operating expenses decreased 2.3% during the first quarter of 2011, compared to the first quarter of 2010, resulting in a 7.9% increase in same store net operating income (“NOI”). The average monthly rental rate per unit increased 2.3% during the first quarter of 2011, compared to the first quarter of 2010.

On a sequential basis, total revenues for the mature communities increased 1.4% and total operating expenses increased 6.1%, producing a 1.5% decrease in same store NOI for the first quarter of 2011, compared to the fourth quarter of 2010. On a sequential basis, the average monthly rental rate per unit increased 0.7%. For the first quarter of 2011, average economic occupancy at the mature communities was 95.3%, compared to 95.1% for the fourth quarter of 2010.

Same store NOI is a supplemental non-GAAP financial measure. A reconciliation of same store NOI to the comparable GAAP financial measure is included in the financial data (Table 2) accompanying this press release. Information on same store NOI and average rental rate per unit by geographic market is also included in the financial data (Table 3) accompanying this press release.

Development Activity

The Company today announced the development of Phase III of its Post Midtown Square® apartment community in Houston, TX. Post Midtown Square® - Phase III is planned to consist of 124 apartment units with an average unit size of approximately 889 square feet and approximately 10,864 square feet of street-level retail space, and is expected to have a total estimated development cost of approximately $21.8 million. The Company currently expects the stabilized yield on the project will be approximately 6.8%, after a 3% management fee and $300 per unit reserve, and based on current market rents, without trending. The Company anticipates that first apartment unit deliveries will occur in the third quarter of 2012. The Company currently expects to fund future estimated construction expenditures primarily by utilizing available borrowings under its unsecured revolving lines of credit and proceeds under its at-the-market common equity sales program.

Financing Activity

Leverage and Line Capacity

Total debt and preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partners’ share of real estate assets and debt) was 40.4% at March 31, 2011, and variable rate debt as a percentage of total debt was 0.4% as of that same date.

As of April 29, 2011, the Company had cash and cash equivalents of $4.6 million. The Company had outstanding borrowings of $3.8 million and letters of credit totaling $0.7 million under its combined $330 million unsecured lines of credit.

Computations of debt ratios and reconciliations of the ratios to the appropriate GAAP measures in the Company’s financial statements are included in the financial data (Table 4) accompanying this press release.

Preferred Stock Redemption and At-the-Market Common Equity Activity

In March 2011, the Company redeemed all outstanding shares of its 7-5/8% Series B cumulative redeemable preferred stock for their redemption value of $49.6 million, plus accrued and unpaid dividends through the redemption date. The Company recorded costs of $1.8 million, or $0.035 per diluted share, in the first quarter of 2011 related to original issuance costs and expenses associated with the redemption.

The Company has an at-the-market common equity program for the sale of up to 4 million shares of common stock. The Company expects to use this program in 2011 as an additional source of capital and liquidity, to maintain the strength of its balance sheet and to fund its planned investment activities. Sales under this program will be dependent upon a variety of factors, including, among others, market conditions, the trading price of the Company’s common stock and potential use of proceeds. During the first quarter of 2011, the Company sold 420,889 shares, at an average gross price per share of $37.62, producing net proceeds of $15.5 million. The Company has approximately 3.5 million shares remaining for issuance under this program.

Condominium Activity

During the first quarter of 2011, the Company closed 12 condominium units at its Austin and Atlanta condominium projects for aggregate gross revenue of $13.7 million. As of April 29, 2011, the Company has, in the aggregate, closed 77 units at the Austin and Atlanta condominium projects and had 20 units under contract. There can be no assurance that condominium units under contract will close.

The Company recognized net gains in FFO of $0.7 million from condominium sales activities during the first quarter of 2011, and $0.7 million during the first quarter of 2010.

2011 Outlook

The estimates and assumptions presented below are forward looking and are based on the Company’s future view of the apartment and condominium markets and of general economic conditions, as well as other risks outlined below under the caption “Forward Looking Statements.” There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth below. The Company assumes no obligation to update this guidance in the future.

Based on its revised outlook, the Company anticipates that FFO for the full year 2011 will be in the range set forth below, as compared to its previous outlook disclosed in its February 2011 earnings release. The tables below reflect the anticipated range of FFO before and after charges recorded in connection with the redemption of preferred stock discussed above, and reflects anticipated net gains from condominium sales (for purposes of this discussion, “Condo FFO”) and FFO before charges and Condo FFO (for purposes of this discussion, “Core FFO”).

	Current Outlook	Previously Issued Outlook
Core FFO, before charges	$1.57 to $1.63	$1.53 to $1.63
Condo FFO	$0.00 to $0.08	$0.00 to $0.08
FFO, before charges	$1.57 to $1.71	$1.53 to $1.71
Preferred redemption charges	($0.035)	($0.04)
FFO	$1.54 to $1.68	$1.49 to $1.67

Same Store Assumptions	Current Outlook	Previously Issued Outlook
Revenue	3.9% to 4.3%	3.7% to 4.3%
Operating expenses	1.4% to 2.0%	1.5% to 2.1%
Net operating income (NOI)	5.2% to 6.3%	4.8% to 6.2%

The Company’s other assumptions set forth in its previous outlook disclosed in its February 2011 earnings release were substantially the same.

Annual Meeting of Shareholders

The Company previously announced that its Annual Meeting of Shareholders will be held on May 25, 2011 at its corporate offices in Atlanta, GA.

Supplemental Financial Data

The Company also produces Supplemental Financial Data that includes detailed information regarding the Company’s operating results, investment activity, financing activity, balance sheet and properties. This Supplemental Financial Data is considered an integral part of this earnings release and is available on the Company’s website. The Company’s Earnings Release and the Supplemental Financial Data are available through the For Investors/Financial Reports/Quarterly and Other Reports section of the Company’s website at www.postproperties.com.

The ability to access the attachments on the Company’s website requires the Adobe Acrobat Reader, which may be downloaded at http://get.adobe.com/reader/.

Non-GAAP Financial Measures and Other Defined Terms

The Company uses certain non-GAAP financial measures and other defined terms in this press release and in its Supplemental Financial Data available on the Company’s website. The non-GAAP financial measures include FFO, Adjusted Funds from Operations (“AFFO”), net operating income, same store capital expenditures, and certain debt statistics and ratios. The definitions of these non-GAAP financial measures are summarized below and on page 19 of the Supplemental Financial Data. The Company believes that these measures are helpful to investors in measuring financial performance and/or liquidity and comparing such performance and/or liquidity to other REITs.

Funds from Operations – The Company uses FFO as an operating measure. The Company uses the NAREIT definition of FFO. FFO is defined by NAREIT to mean net income (loss) available to common shareholders determined in accordance with GAAP, excluding gains (or losses) from extraordinary items and sales of depreciable operating property, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated partnerships and joint ventures all determined on a consistent basis in accordance with GAAP. FFO presented in the Company’s press release and Supplemental Financial Data is not necessarily comparable to FFO presented by other real estate companies because not all real estate companies use the same definition. The Company’s FFO is comparable to the FFO of real estate companies that use the current NAREIT definition.

Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate assets diminishes predictably over time. NAREIT stated in its April 2002 White Paper on Funds from Operations that “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” As a result, the concept of FFO was created by NAREIT for the REIT industry to provide an alternate measure. Since the Company agrees with the concept of FFO and appreciates the reasons surrounding its creation, the Company believes that FFO is an important supplemental measure of operating performance. In addition, since most equity REITs provide FFO information to the investment community, the Company believes that FFO is a useful supplemental measure for comparing the Company’s results to those of other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to FFO.

Adjusted Funds From Operations – The Company also uses adjusted funds from operations (“AFFO”) as an operating measure. AFFO is defined as FFO less operating capital expenditures and after adjusting for the impact of non-cash straight-line, long-term ground lease expense, non-cash impairment charges, non-cash debt extinguishment gains and preferred stock redemption costs. The Company believes that AFFO is an important supplemental measure of operating performance for an equity REIT because it provides investors with an indication of the REIT’s ability to fund its operating capital expenditures through earnings. In addition, since most equity REITs provide AFFO information to the investment community, the Company believes that AFFO is a useful supplemental measure for comparing the Company to other equity REITs. The Company believes that the line on its consolidated statement of operations entitled “net income available to common shareholders” is the most directly comparable GAAP measure to AFFO.

Property Net Operating Income (“NOI”) – The Company uses property NOI, including same store NOI and same store NOI by market, as an operating measure. NOI is defined as rental and other revenues from real estate operations less total property and maintenance expenses from real estate operations (exclusive of depreciation and amortization). The Company believes that NOI is an important supplemental measure of operating performance for a REIT’s operating real estate because it provides a measure of the core operations, rather than factoring in depreciation and amortization, financing costs and general and administrative expenses generally incurred at the corporate level. This measure is particularly useful, in the opinion of the Company, in evaluating the performance of geographic operations, same store groupings and individual properties. Additionally, the Company believes that NOI, as defined, is a widely accepted measure of comparative operating performance in the real estate investment community. The Company believes that the line on its consolidated statement of operations entitled “net income” is the most directly comparable GAAP measure to NOI.

Same Store Capital Expenditures – The Company uses same store annually recurring and periodically recurring capital expenditures as cash flow measures. Same store annually recurring and periodically recurring capital expenditures are supplemental non-GAAP financial measures. The Company believes that same store annually recurring and periodically recurring capital expenditures are important indicators of the costs incurred by the Company in maintaining its same store communities on an ongoing basis. The corresponding GAAP measures include information with respect to the Company’s other operating segments consisting of communities stabilized in the prior year, lease-up communities, rehabilitation properties, sold properties and commercial properties in addition to same store information. Therefore, the Company believes that the Company’s presentation of same store annually recurring and periodically recurring capital expenditures is necessary to demonstrate same store replacement costs over time. The Company believes that the most directly comparable GAAP measure to same store annually recurring and periodically recurring capital expenditures is the line on the Company’s consolidated statements of cash flows entitled “property capital expenditures,” which also includes revenue generating capital expenditures.

Debt Statistics and Debt Ratios – The Company uses a number of debt statistics and ratios as supplemental measures of liquidity. The numerator and/or the denominator of certain of these statistics and/or ratios include non-GAAP financial measures that have been reconciled to the most directly comparable GAAP financial measure. These debt statistics and ratios include: (1) an interest coverage ratio; (2) a fixed charge coverage ratio; (3) total debt as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (4) total debt plus preferred equity as a percentage of undepreciated real estate assets (adjusted for joint venture partner’s share of debt); (5) a ratio of consolidated debt to total assets; (6) a ratio of secured debt to total assets; (7) a ratio of total unencumbered assets to unsecured debt; and (8) a ratio of consolidated income available to debt service to annual debt service charge. A number of these debt statistics and ratios are derived from covenants found in the Company’s debt agreements, including, among others, the Company’s senior unsecured notes. In addition, the Company presents these measures because the degree of leverage could affect the Company’s ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. The Company uses these measures internally as an indicator of liquidity and the Company believes that these measures are also utilized by the investment and analyst communities to better understand the Company’s liquidity.

Average Economic Occupancy – The Company uses average economic occupancy as a statistical measure of operating performance. The Company defines average economic occupancy as gross potential rent less vacancy losses, model expenses and bad debt expenses divided by gross potential rent for the period, expressed as a percentage.

Conference Call Information

The Company will hold its quarterly conference call on Tuesday, May 3, at 10:00 a.m. ET. The telephone numbers are 888-428-9496 for US and Canada callers and 719-325-2155 for international callers. The access code is 5898835. The conference call will be open to the public and can be listened to live on Post’s website at www.postproperties.com under For Investors/Event Calendar. The replay will begin at 1:00 p.m. ET on Tuesday, May 3, and will be available until Monday, May 11, at 11:59 p.m. ET. The telephone numbers for the replay are 888-203-1112 for US and Canada callers and 719-457-0820 for international callers. The access code for the replay is 5898835. A replay of the call also will be archived on Post’s website under For Investors/Audio Archives. The financial and statistical information that will be discussed on the call is contained in this press release and the Supplemental Financial Data. Both documents will be available through the For Investors/Financial Reports/Quarterly & Other Reports section of the Company’s website at www.postproperties.com.

About Post

Post Properties, founded 40 years ago, is a leading developer and operator of upscale multifamily communities. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. Post Properties is headquartered in Atlanta, Georgia, and has operations in nine markets across the country.

Post Properties has interests in 20,629 apartment units in 56 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 766 apartment units at three communities currently under construction. The Company is also selling luxury for-sale condominium homes in two communities through a taxable REIT subsidiary.

Forward Looking Statements

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of such statements in this press release include, expectations regarding future operating conditions, including the Company’s current outlook as to expected funds from operations, revenue, operating expenses, net operating income, newly stabilized property net operating income, interest capitalized to development projects, interest expense, preferred dividends, number of diluted shares, condominium profits and underlying assumptions, charges and overhead expenses, anticipated development activities (including the projected costs, projected construction expenditures, projected yield, timing and anticipated potential sources of financing of projected future development activities), expectations regarding the for-sale condominium business and the timing, sales pace and closing volumes of condominium homes, and expectations regarding offerings of the Company’s common stock and the use of proceeds thereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected. Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

The following are some of the factors that could cause the Company’s actual results and its expectations to differ materially from those described in the Company’s forward-looking statements: the success of the Company’s business strategies discussed in its Annual Report on Form 10-K for the year ended December 31, 2010 and in subsequent filings with the SEC; future local and national economic conditions, including changes in job growth, interest rates, the availability of mortgage and other financing and related factors; conditions affecting ownership of residential real estate and general conditions in the multi-family residential real estate market; the effects on the financial markets of the economic stabilization actions of the U.S government, U.S. Treasury, Federal Reserve and other governmental and regulatory bodies; uncertainties associated with the Company’s real estate development and construction; uncertainties associated with the timing and amount of apartment community sales; the Company’s ability to generate sufficient cash flows to make required payments associated with its debt financing; the effects of the Company’s leverage on its risk of default and debt service requirements; the impact of a downgrade in the credit rating of the Company’s securities; the effects of a default by the Company or its subsidiaries on an obligation to repay outstanding indebtedness, including cross-defaults and cross-acceleration under other indebtedness or the responsibility for limited recourse guarantees; the effects of covenants of the Company’s or its subsidiaries’ mortgage indebtedness on operational flexibility and default risks; the effects of any decision by the government to eliminate Fannie Mae or Freddie Mac or reduce government support for apartment mortgage loans; the Company’s ability to maintain its current dividend level; uncertainties associated with the Company’s condominium for-sale housing business, including the timing and volume of condominium sales; the impact of any additional charges the Company may be required to record in the future related to any impairment in the carrying value of its assets; the impact of competition on the Company’s business, including competition for residents in the Company’s apartment communities and buyers of the Company’s for-sale condominium homes and development locations; the Company’s ability to renew leases or relet units as leases expire; the Company’s ability to succeed in new markets; the costs associated with compliance with laws requiring access to the Company’s properties by persons with disabilities; the impact of the Company’s ongoing litigation with the Equal Rights Center and the U.S. Department of Justice regarding the Americans with Disabilities Act and the Fair Housing Act as well as the impact of other litigation; the effects of losses from natural catastrophes in excess of insurance coverage; uncertainties associated with environmental and other regulatory matters; the costs associated with moisture infiltration and resulting mold remediation; the Company’s ability to control joint ventures, properties in which it has joint ownership and corporations and limited partnership in which it has partial interests; the Company’s ability to continue to qualify as a REIT under the Internal Revenue Code; and the effects of changes in accounting policies and other regulatory matters detailed in the Company’s filings with the Securities and Exchange Commission. Other important risk factors regarding the Company are included under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and may be discussed in subsequent filings with the SEC. The risk factors discussed in Form 10-K under the caption “Risk Factors” are specifically incorporated by reference into this press release.

Financial Highlights

(Unaudited; in thousands, except per share and unit amounts)

	Three months ended March 31,
	2011	2010
OPERATING DATA
Revenues from continuing operations	$73,531	$69,143
Net loss attributable to common shareholders	$(421)	$(3,075)
Funds from operations available to common shareholders and unitholders (Table 1)	$18,341	$15,044

Weighted average shares outstanding - diluted	49,041	48,370
Weighted average shares and units outstanding - diluted	49,212	48,543

PER COMMON SHARE DATA - DILUTED
Net loss attributable to common shareholders	$(0.01)	$(0.06)

Funds from operations available to common shareholders and unitholders (Table 1) (1)	$0.37	$0.31

Dividends declared	$0.20	$0.20

1)

Funds from operations per share was computed using weighted average shares and units outstanding, including the impact of dilutive securities totaling 387 and 108 for the three months ended March 31, 2011 and 2010, respectively. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a net loss attributable to common shareholders for these periods under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 153 and 187 for the three months ended March 31, 2011 and 2010, respectively, for the computation of funds from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 1

Reconciliation of Net Income Available to Common Shareholders to

Funds From Operations Available to Common Shareholders and Unitholders

(Unaudited; in thousands, except per share amounts)

	Three months ended March 31,
	2011	2010
Net loss attributable to common shareholders	$(421)	$(3,075)
Noncontrolling interests - Operating Partnership	(1)	(11)
Depreciation on consolidated real estate assets, net	18,404	18,002
Depreciation on real estate assets held in unconsolidated entities	359	354
Gains on sales of condominiums	(744)	(948)
Incremental gains on condominium sales	744	722

Funds from operations available to common shareholders and unitholders	$18,341	$15,044

Funds from operations - per share and unit - diluted (1)	$0.37	$0.31

Weighted average shares and units outstanding - diluted (1)	49,752	48,838

1)

Diluted weighted average shares and units include the impact of dilutive securities totaling 387 and 108 for the three months ended March 31, 2011 and 2010, respectively. These dilutive securities were antidilutive to the computation of income (loss) per share, as the Company reported a net loss attributable to common shareholders for these periods under generally accepted accounting principles. Additionally, basic and diluted weighted average shares and units included the impact of non-vested shares and units totaling 153 and 187 for the three months ended March 31, 2011 and 2010, respectively, for the computation of funds (deficit) from operations per share. Such non-vested shares and units are considered in the income (loss) per share computations under generally accepted accounting principles using the “two-class method.”

Table 2

Reconciliation of Same Store Net Operating Income (NOI) to GAAP Net Income

(Unaudited; In thousands)

	Three months ended
	March 31, 2011	March 31, 2010	December 31, 2010
Total same store NOI	$37,950	$35,170	$38,511
Property NOI from other operating segments	2,748	199	2,526

Consolidated property NOI	40,698	35,369	41,037

Add (subtract):
Interest income	92	169	86
Other revenues	216	283	218
Depreciation	(18,752)	(18,471)	(18,760)
Interest expense	(14,475)	(12,613)	(15,793)
Amortization of deferred financing costs	(647)	(833)	(890)
General and administrative	(4,116)	(4,676)	(3,873)
Investment and development	(478)	(602)	(566)
Other investment costs	(494)	(669)	(589)
Gains on condominium sales activities, net	744	948	3,842
Equity in income of unconsolidated real estate entities, net	209	123	185
Other income (expense), net	16	(155)	(603)

Net income (loss)	$3,013	$(1,127)	$4,294

Table 3

Same Store Net Operating Income (NOI) and Average Rental Rate per Unit by Market

(In thousands)

	Three months ended			Q1 ‘11 vs. Q1 ‘10 % Change	Q1 ‘11 vs. Q4 ‘10 % Change	Q1 ‘11 % Same Store NOI
	March 31, 2011	March 31, 2010	December 31, 2010
Rental and other revenues
Atlanta	$18,513	$17,879	$18,236	3.5%	1.5%
Washington, D.C.	10,412	10,085	10,408	3.2%	0.0%
Dallas	12,042	11,532	11,739	4.4%	2.6%
Tampa	7,922	7,721	7,768	2.6%	2.0%
Charlotte	4,267	4,156	4,211	2.7%	1.3%
New York	3,413	3,282	3,452	4.0%	(1.1)%
Houston	2,964	2,855	2,906	3.8%	2.0%
Orlando	2,479	2,339	2,433	6.0%	1.9%
Austin	1,225	1,194	1,181	2.6%	3.7%

Total rental and other revenues	63,237	61,043	62,334	3.6%	1.4%

Property operating and maintenance expenses (exclusive of depreciation and amortization)
Atlanta	7,822	7,840	7,240	(0.2)%	8.0%
Washington, D.C.	3,242	3,833	3,383	(15.4)%	(4.2)%
Dallas	5,266	5,212	4,856	1.0%	8.4%
Tampa	2,954	3,042	2,733	(2.9)%	8.1%
Charlotte	1,600	1,667	1,553	(4.0)%	3.0%
New York	1,550	1,484	1,545	4.4%	0.3%
Houston	1,337	1,230	1,142	8.7%	17.1%
Orlando	981	1,044	883	(6.0)%	11.1%
Austin	535	521	488	2.7%	9.6%

Total	25,287	25,873	23,823	(2.3)%	6.1%

Net operating income
Atlanta	10,691	10,039	10,996	6.5%	(2.8)%	28.2%
Washington, D.C.	7,170	6,252	7,025	14.7%	2.1%	18.9%
Dallas	6,776	6,320	6,883	7.2%	(1.6)%	17.9%
Tampa	4,968	4,679	5,035	6.2%	(1.3)%	13.1%
Charlotte	2,667	2,489	2,658	7.2%	0.3%	7.0%
New York	1,863	1,798	1,907	3.6%	(2.3)%	4.9%
Houston	1,627	1,625	1,764	0.1%	(7.8)%	4.3%
Orlando	1,498	1,295	1,550	15.7%	(3.4)%	3.9%
Austin	690	673	693	2.5%	(0.4)%	1.8%

Total same store NOI	$37,950	$35,170	$38,511	7.9%	(1.5)%	100.0%

Average rental rate per unit
Atlanta	$1,092	$1,065	$1,085	2.5%	0.7%
Washington, D.C.	1,830	1,773	1,826	3.2%	0.2%
Dallas	1,045	1,027	1,035	1.8%	1.0%
Tampa	1,205	1,173	1,197	2.7%	0.7%
Charlotte	1,018	1,016	1,008	0.2%	1.0%
New York	3,672	3,586	3,660	2.4%	0.3%
Houston	1,174	1,190	1,172	(1.3)%	0.2%
Orlando	1,336	1,280	1,322	4.4%	1.0%
Austin	1,301	1,274	1,294	2.1%	0.5%
Total average rental rate per unit	1,243	1,215	1,235	2.3%	0.7%

Table 4

Computation of Debt Ratios

(In thousands)

	As of March 31,
	2011	2010

Total real estate assets per balance sheet	$2,027,500	$2,112,027
Plus:
Company share of real estate assets held in unconsolidated entities	71,210	99,567
Company share of accumulated depreciation - assets held in unconsolidated entities	11,132	9,251
Accumulated depreciation per balance sheet	711,111	643,642

Total undepreciated real estate assets (A)	$2,820,953	$2,864,487

Total debt per balance sheet	$1,036,770	$1,008,551
Plus:
Company share of third party debt held in unconsolidated entities	59,601	123,520

Total debt (adjusted for joint venture partners’ share of debt) (B)	$1,096,371	$1,132,071

Total debt as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (B÷A)	38.9%	39.5%

Total debt per balance sheet	$1,036,770	$1,008,551
Plus:
Company share of third party debt held in unconsolidated entities	59,601	123,520
Preferred shares at liquidation value	43,392	94,068

Total debt and preferred equity (adjusted for joint venture partners’ share of debt) (C)	$1,139,763	$1,226,139

Total debt and preferred equity as a % of undepreciated real estate assets (adjusted for joint venture partners’ share of debt) (C÷A)	40.4%	42.8%